Exhibit 3.3

FIRST AMENDMENT TO THE SECOND AMENDED AND RESTATED BYLAWS

This is the FIRST AMENDMENT TO THE SECOND AMENDED AND RESTATED BYLAWS (this “Amendment”) of FREEDOM CAPITAL CORPORATION, a Maryland corporation (the “Corporation”) adopted by the Corporation’s board of directors (the “Board”) on March 15, 2016.

WHEREAS, the Board adopted the Amended and Restated Bylaws of the Corporation on March 4, 2015;

WHEREAS, the Board adopted the Second Amended and Restated Bylaws of the Corporation on September 9, 2015 (the “Bylaws”); and

WHEREAS, the Board desires to amend the Bylaws in order to revise Article XI, Section 3(a) of the Bylaws to comply with the North American Securities Administrators Association Omnibus Guidelines and to be consistent with Section 7.3 of the Corporation’s Articles of Amendment and Restatement.

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.	Amendment and Restatement of Article XI, Section 3(a).

Article XI, Section 3(a) of the Bylaws is hereby amended and restated in its entirety as follows:

(a)	There has been a successful adjudication on the merits of each count involving alleged securities law violations as to the Indemnitee,

Adopted by the Board: March 15, 2016